Exhibit 5.1

October 17, 2018

Board of Directors
Giga-tronics Incorporated

5990 Gleason Drive

Dublin, CA 94568

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We represent Giga-tronics Incorporated, a California corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 11,624,452 shares of the Company’s common stock, no par value (“Common Stock”), including (i) 7,000,000 shares of Common Stock issuable upon conversion of 7,000 shares of the Company’s 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock (“Series E Preferred Shares”) currently held by persons identified in the Registration Statement as the Selling Securityholders (the “Conversion Shares”), (ii) 3,451,594 shares of Common Stock that the Selling Securityholders have the right to acquire upon the exercise of outstanding warrants to purchase Common Stock (the “Warrants”), (iii) 572,858 shares of outstanding Common Stock issued upon conversion of certain other warrants (the “Outstanding Common Shares”) and (iv) 600,000 shares of Common Stock potentially issuable to the Selling Securityholders as payment-in-kind dividends on the Series E Preferred Shares (the “PIK Shares”). The Common Stock issuable upon the exercise of the Warrants is referred to herein as the “Warrant Shares.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

We have examined the Registration Statement and the exhibits thereto, including but not limited to the Articles of Incorporation of the Company, as currently in effect (the “Articles”), Securities Purchase Agreement dated as of March 26, 2018, among the Company and certain of the Selling Securityholders (the “SPA”), the Amended and Restated By-laws of the Company, as amended to date (the “By-laws”), and the forms of the Warrants. We have also examined certain proceedings of the Company’s Board of Directors relating to the Registration Statement (the “Resolutions”).

We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to any facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.     The Conversion Shares will be validly issued, fully paid and nonassessable when each such Conversion Share shall have been duly issued out of the Company’s duly authorized Common Stock and delivered to the person entitled thereto upon conversion of a share of Series E Preferred Stock in accordance with the terms of the Series E Preferred Stock set forth in the Articles.

Giga-tronics Incorporated

October 17, 2018

2.     The Warrant Shares will be validly issued, fully paid and nonassessable when each such Warrant Share shall have been duly issued out of the Company’s duly authorized Common Stock and delivered to the person entitled thereto against payment of the exercise price therefor in accordance with the Warrant relating to such Warrant Share.

3.     The PIK Shares will be validly issued, fully paid and nonassessable when each such PIK Share shall have been duly issued of out of the Company’s duly authorized Common Stock as a dividend in accordance with the terms of the Series E Preferred Stock set forth in the Articles.

4.     The Outstanding Common Shares are validly issued, fully paid and nonassessable.

For the purposes of this opinion letter, we have assumed that at the time of issuance of each Conversion Share, Warrant Share or PIK Share that the Articles, the By-laws, the SPA, the Resolutions and additionally, in the case of a Warrant Share, the applicable Warrant, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the General Corporation Law of the State of California, including all applicable statutory provisions and reported judicial decisions interpreting these laws. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Sheppard Mullin Richter & Hampton LLP Sheppard Mullin Richter & Hampton LLP